Allegiant Travel Company Reports Third Quarter 2007 Financial Results

Las Vegas, Nev., October 29, 2007 /PRNewswire/ – Allegiant Travel Company (NASDAQ: ALGT), parent company of Allegiant Air and Allegiant Vacations, today reported the following third quarter 2007 results, and comparisons to prior year equivalents:

Unaudited	3Q07	3Q06	Change
Total operating revenue (millions)	$86.3	$60.9	41.7%
Operating income (millions)	$9.5	$2.9	230.1%
Operating margin	11.1%	4.7%	6.4pp
Net income (loss) (millions)	$7.0	($1.2)	N/M
Diluted earnings per share	$0.34	($0.19)	N/M
Diluted non-GAAP earnings per share adjusted by excluding non-cash mark-to-market loss on fuel derivatives (reconciled to GAAP on pg. 9)	$0.35	$0.09	288.9%
Scheduled Service:
Ancillary revenue per passenger	$21.31	$17.99	18.5%
Total revenue per ASM (cents)	9.59	8.75	9.6%
Average stage length (miles)	920	984	(6.5)%
Total System*:
Operating expense per ASM, or CASM (cents)	8.41	8.33	1.0%
CASM, excluding fuel (cents)	4.40	4.49	(2.0)%
Average stage length (miles)	898	932	(3.6)%

*Total system includes scheduled service, fixed fee contract and non-revenue flying.

“Our results in the third quarter, historically our weakest, remain in line with our expectations,” said Maurice J. Gallagher, Jr., Chairman, CEO and President of Allegiant Travel Company. “We more than doubled our operating margin to 11% despite substantial growth: year-over-year scheduled service passengers increased 57%, while scheduled service departures and ASMs were up 44% and 35%, respectively. Notwithstanding these growth rates, our terrific team members produced an excellent on-time operation in the third quarter with 85% of our scheduled service flights, excluding ATC and weather, departing within 15 minutes of scheduled departure and a 100% completion rate on scheduled flights.”

Gallagher continued, “Our increased ancillary revenue was the largest contributor to our margin improvement. Our new ancillary products – bag fees and ‘Trip Flex’ – helped drive a year-over-year increase in per-passenger ancillary revenue of over $3. With $21 per passenger of ancillary revenue, we also focused on increasing scheduled passengers per departure – 125 in 3Q07 up from 115 in 3Q06. This increase was also powerful in driving increased margins. Lastly, I want to congratulate Andrew Levy on his appointment to CFO. He has been critical to our success during the past six years.”

Andrew C. Levy, Allegiant Travel Company CFO & Managing Director – Planning, stated, “Our balance sheet and liquidity remain very strong. We ended the quarter with $173 million in cash and short-term investments, down from $186 million at the end of the June quarter due to the purchase of $25.1 million in aircraft and engines to support our fourth quarter and 2008 growth. Cash was used to purchase $17.3 million of these assets with the balance being financed, resulting in an increase in debt of $4.1 million compared with the prior quarter. Cash flow from operations remains strong even during what has historically been our weakest quarter of the year. In the quarter we generated $11.9 million and our total for the first three quarters of 2007 is $62.9 million.”

Levy continued, “We are also pleased with our continued good cost management. Cost per ASM, excluding fuel, decreased by 2% over the prior year despite a 3.6% decline in average stage length. Third quarter ex-fuel CASM is even more impressive sequentially, up only 4% versus the prior quarter despite a decrease in ASMs of 2%. Our third quarter ASMs declined sequentially due to the substantial pull down in Florida capacity we impose from August through the end of September to better manage weak seasonal demand we see at that time.”

During the third quarter, Allegiant Air initiated service to three new small cities and on four new routes. Since Thursday, October 25th, we have initiated service on seven new routes from our fourth “world-class leisure destination” of Phoenix-Mesa, Arizona.

By the end of the fourth quarter, we will initiate service on an additional six new routes from Phoenix-Mesa, as well as twelve new routes from our fifth “world-class leisure destination” of Ft. Lauderdale (including one route to the new small city of Plattsburgh, NY) as well as three new routes from Orlando-Sanford, one of which is to the new small city of Bangor, ME. At year end we expect to serve 109 routes (including seasonal service), five “world-class leisure destinations” and 55 small cities. We have recently announced two further routes (including one to a new small city) to be launched in the first quarter of 2008.

Network Summary*	Oct 29, 2007	Sep 30, 2007	Sep 30, 2006
“World-class leisure destinations”	4	3	2
Small cities served	53	53	40

Total cities served	57	56	42
Routes to Las Vegas	42	42	34
Routes to Orlando	24	24	15
Routes to Tampa Bay/St. Petersburg	14	14	0
Routes to Phoenix-Mesa	7	0	0
Other routes	2	2	0

Total routes	89	82	49

• includes cities served seasonally

During the third quarter, we purchased three additional MD-80 aircraft, two of which were acquired through capital leases, and one spare engine. We placed two MD-80s in service, bringing our current operating fleet to 29 MD-80 aircraft. Additionally, as previously disclosed, in the third quarter we bought eight spare engines on lease to another operator. Seven of these were returned to us in October and the eighth will be returned to us in the near future post-overhaul. The lease revenue from these engines (and an associated airframe, which we do not intend to operate) appears in the income statement as “Other revenue”.

Subsequent to the end of the third quarter, we bought one additional MD-80 aircraft which we expect to operate by the end of the year. We also have a commitment to purchase four additional MD-80 aircraft (which come with seller financing) for delivery to us through the first quarter of 2008. We expect to have these aircraft in our operating fleet by the end of the second quarter 2008, for a total operating fleet of 37 MD-80s.

The following table summarizes year-over-year and recent changes in Allegiant Air’s fleet:

MD-80 Aircraft in Service	Oct 29, 2007	Sep 30, 2007	Sep 30, 2006
Owned (including capital leases)	25	25	16
Leased	4	4	5

Total	29	29	21

On October 16, 2007, we disclosed the signing of a fixed-fee contract with a subsidiary of Harrah’s Entertainment (HET: NYSE, “Harrah’s”). Under this two-year contract, beginning January 1, 2008 we will base two MD-80 aircraft in Tunica, MS to operate fixed-fee services at Harrah’s direction from cities around the United States to Tunica, Gulfport/Biloxi, MS, New Orleans, LA, Shreveport, LA, St. Louis, MO and Council Bluffs, IA.

The terms and conditions of this new contract are similar to existing fixed-fee contracts under which we operate 2.5 MD-80 aircraft from Laughlin, NV and Reno, NV for Harrah’s. The Reno and Laughlin contracts and flying are unaffected by the new Harrah’s contract. The minimum annual fixed-fee contract revenue from the new Harrah’s contract will be $11.8 million. As reflected in the guidance below, we expect this new contract to significantly increase our fixed-fee revenue in 2008. However, this increase will not be apparent in the first quarter because we will no longer fly for Apple Vacations from Milwaukee, WI, a contract which resulted in substantial first quarter fixed fee revenue in 2007. We will continue to fly for Apple from Rockford, IL.

Finally, on October 17, 2007, our board of directors elected Andrew Levy, our Managing Director of Planning, to the post of Chief Financial Officer effective that day. Levy will continue to serve as our Managing Director – Planning.

At this time, Allegiant Travel Company provides the following guidance to investors, which are subject to revision:

•	We expect fourth quarter 2007 year-over-year ASM growth of at least 43% and departure growth of at least 43%.

•	We expect first quarter 2008 year-over-year ASM growth of at least 35% and departure growth of at least 40%.

•	We expect full-year 2008 year-over-year ASM growth of at least 30% and departure growth of at least 35%.

•	We expect first quarter 2008 year-over-year fixed fee contract revenue to be essentially flat and full-year 2008 year-over-year fixed fee contract revenue growth of at least 20%.

•	By the end of the year, Allegiant Air expects to operate at least 34 MD-80 aircraft. By the end of 2008, we expect to operate at least 40 MD-80 aircraft. There currently appear to be sufficient high-quality MD-80 aircraft available on the market to support Allegiant Air growth.

•	We expect 2008 capital expenditures of $45 million, comprising $36 million for six aircraft and $9 million for engines and other.

Allegiant Air is hedged to 9% of its anticipated scheduled service jet fuel consumption for the fourth quarter of 2007 at a price of approximately $2.35 per gallon (including approximately $0.24 per gallon in expenses above the raw cost of jet fuel). Allegiant Air’s jet fuel hedges for later periods are negligible.

Allegiant Travel Company will host a conference call with analysts at 1 pm EDT tomorrow, October 30, 2007, to discuss our third quarter financial results. A live broadcast of the conference call will be available via the Company’s Investor Relations website homepage at http://ir.allegiantair.com. The webcast will also be archived in the “Events & Presentations” section of the website.

About the Company
Las Vegas-based Allegiant Travel Company (NASDAQ: ALGT), is focused on linking travelers in small cities to world-class leisure destinations such as Las Vegas, Nev., Phoenix, Ariz., Fort Lauderdale, Fla., Orlando, Fla. and Tampa/St. Petersburg, Fla. Through its subsidiary, Allegiant Air, LLC the Company operates a low-cost, high-efficiency, all-jet passenger airline offering air travel both on a stand-alone basis and bundled with hotel rooms, rental cars and other travel related services.  ALGT/G

Media Inquiries: Tyri Squyres +1-702-851-7370
mediarelations@allegiantair.com

Investor Inquiries: Robert Ashcroft +1-702-430-3275
ir@allegiantair.com

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements are only estimates or predictions based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include our statements regarding future revenues, future earnings per share, ASM growth, departure growth, fleet growth and expected fuel consumption and expense, as well as information concerning future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate”, “project” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause our results to differ materially from those expressed in the forward-looking statements generally may be found in our periodic reports and registration statements filed with the Securities and Exchange Commission at www.sec.gov. These risk factors include, without limitation, increases in fuel prices, terrorist attacks, risks inherent to airlines, demand for air services to Las Vegas, Orlando, Tampa/St. Petersburg, Phoenix and Ft. Lauderdale from the markets served by us, our ability to implement our growth strategy, our fixed obligations, our dependence on our leisure destination markets, our ability to add, renew or replace gate leases, our competitive environment, problems with our aircraft, dependence on fixed fee customers, our reliance on our automated systems, economic and other conditions in markets in which we operate, governmental regulation, increases in maintenance costs and insurance premiums and cyclical and seasonal fluctuations in our operating results.

Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Detailed financial information follows:

Allegiant Travel Company
Consolidated Statements of Operations
Quarters Ended September 30, 2007 and 2006
(in thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Percent
	2007	2006	change
OPERATING REVENUE:
Scheduled service revenue	$62,274	$44,220	40.8
Fixed fee contract revenue	7,359	8,073	(8.8)
Ancillary revenue	15,989	8,618	85.5
Other revenue	705	—	N/M

Total operating revenue	86,327	60,911	41.7

OPERATING EXPENSES:
Aircraft fuel	36,628	26,779	36.8
Salary and benefits	12,693	8,873	43.1
Station operations	8,186	6,325	29.4
Maintenance and repairs	5,933	6,757	(12.2)
Sales and marketing	3,310	2,202	50.3
Aircraft lease rentals	817	1,103	(25.9)
Depreciation and amortization	4,238	2,854	48.5
Other	4,979	3,127	59.2

Total operating expenses	76,784	58,020	32.3

OPERATING INCOME	9,543	2,891	230.1

As a percent of total operating revenue	11.1%	4.7%
OTHER (INCOME) EXPENSE:
(Gain) loss on fuel derivatives, net	(348)	3,505	N/M
Earnings from joint venture, net	(35)	—	N/M
Interest income	(2,542)	(734)	246.3
Interest expense	1,368	1,369	(0.1)

Total other (income) expense	(1,557)	4,140	N/M

INCOME (LOSS) BEFORE INCOME TAXES	11,100	(1,249)	N/M

As a percent of total operating revenue	12.9%	-2.1%
PROVISION FOR INCOME TAXES	4,085	—	N/M

NET INCOME (LOSS)	$7,015	($1,249)	N/M

As a percent of total operating revenue	8.1%	-2.1%
Earnings per share:
Basic	$0.34	($0.19)	N/M
Diluted	$0.34	($0.19)	N/M
Weighted average shares outstanding:
Basic	20,472	6,433	218.2
Diluted	20,783	6,433	223.1
Unaudited pro forma data (reflecting change in tax status)(1):
Income (loss) before income taxes	$11,100	($1,249)	N/M
Pro-forma provision (benefit) for income taxes	4,085	(421)	N/M

Pro-forma net income (loss)	$7,015	($828)	N/M

Unaudited net income (loss) per share data (reflecting change in tax status):
Basic pro-forma net income (loss) per share	$0.34	($0.13)	N/M
Diluted pro-forma net income (loss) per share	$0.34	($0.13)	N/M

(1) Prior to its December 2006 initial public offering, the Company was organized as a limited liability company (LLC) and as such was generally not subject to income taxes, except in certain state and local jurisdictions. The pro-forma tax provision reflects income taxes as if the Company were organized as a corporation effective January 1, 2006.

Allegiant Travel Company
Operating Statistics
Quarters Ended September 30, 2007 and 2006
(Unaudited)

	Three months ended September 30,		Percent
	2007	2006	change*
OPERATING STATISTICS
Total system statistics
Passengers	805,878	543,028	48.4
Revenue passenger miles (RPMs) (thousands)	767,930	543,842	41.2
Available seat miles (ASMs) (thousands)	912,496	696,345	31.0
Load factor	84.2%	78.1%	6.1
Operating revenue per ASM (cents)	9.46	8.75	8.1
Operating expense per ASM or CASM (cents)	8.41	8.33	1.0
CASM, excl fuel (cents)	4.40	4.49	(2.0)
Departures	6,867	5,048	36.0
Block hours	15,956	12,231	30.5
Average stage length (miles)	898	932	(3.6)
Avg number of operating aircraft during period	28.8	21.0	37.1
Total aircraft in service end of period	29	21	38.1
Full-time equivalent employees at end of period	1,035	787	31.5
Fuel gallons consumed (thousands)	15,812	11,705	35.1
Average fuel cost per gallon	$2.32	$2.29	1.3
Scheduled service statistics
Passengers	750,170	479,085	56.6
Revenue passenger miles (RPMs) (thousands)	703,442	483,194	45.6
Available seat miles (ASMs) (thousands)	816,408	603,970	35.2
Load factor	86.2%	80.0%	6.2
Departures	6,000	4,153	44.5
Block hours	14,245	10,530	35.3
Yield (cents)	8.85	9.15	(3.3)
Scheduled service revenue per ASM (cents)	7.63	7.32	4.2
Ancillary revenue per ASM (cents)	1.96	1.43	37.1

Total revenue per ASM (cents)	9.59	8.75	9.6
Average fare — scheduled service	$83.02	$92.30	(10.1)
Average fare — ancillary	21.31	17.99	18.5

Average fare — total	$104.33	$110.29	(5.4)
Average stage length (miles)	920	984	(6.5)
Percent of sales through website during period	85.8%	84.5%	1.3

• except load factor and percent of sales through website, which is percentage point change

Allegiant Travel Company
Non-GAAP Presentations
Quarters Ended September 30, 2007 and 2006
(in thousands, except per share and per ASM amounts)
(Unaudited)

Unlike many airlines, we do not qualify for fuel hedge accounting treatment under FAS 133. To facilitate investor comparisons with airlines that do qualify for fuel hedge accounting, we provide adjusted non-GAAP measures of net income and operating expense as if we did qualify for fuel hedge accounting, by excluding the mark-to-market non-cash gains or losses on fuel derivatives from net income and by treating cash gains or losses realized on fuel derivatives as part of aircraft fuel expense. We believe use of these non-GAAP measures assists investors in understanding the underlying economic performance of the Company.

The SEC has adopted rules (Regulation G) regulating the use of non-GAAP financial measures. Because of our use of non-GAAP financial measures, Adjusted net income or loss and Adjusted aircraft fuel expense, to supplement our consolidated financial statements presented on a GAAP basis, Regulation G requires us to include in this press release a presentation of the most directly comparable GAAP measures, which are Net income or loss (which includes mark-to-market non-cash loss on fuel derivatives), and Aircraft fuel expense (which is not impacted by the cash gain or loss on fuel derivatives), and a reconciliation of the non-GAAP measures to the most comparable GAAP measures.  Our utilization of non-GAAP measurements is not meant to be considered in isolation or as a substitute for net income, aircraft fuel expense and other measures of financial performance prepared in accordance with GAAP. Adjusted net income or loss and adjusted aircraft fuel expense are not GAAP measurements and our use of them may not be comparable to similarly titled measures employed by other companies in the airline industry. The reconciliations to GAAP measures follow:

Derivation of adjusted net income (excluding non-cash mark-to-market loss on fuel derivatives) from net income:

	Three months ended September 30,		Percent
(in thousands, except per share amounts)	2007	2006	change
Net income (loss)	$7,015	($1,249)	N/M
Mark-to-market non-cash loss on fuel derivatives	392	2,712	(85.5)
Tax impact of mark-to-market non-cash loss on fuel derivatives	(144)	—	N/M

Net of mark-to-market non-cash loss on fuel derivatives:
Adjusted net income	$7,263	$1,463	396.4

Adjusted earnings per share:
Basic	$0.35	$0.23	52.2
Diluted	$0.35	$0.09	288.9

Derivation of adjusted aircraft fuel operating expense:

	Three months ended September 30,		Percent
(in thousands)	2007	2006	change
Aircraft fuel expense	$36,628	$26,779	36.8
Cash (gain) loss on fuel derivatives	(740)	793	N/M

Adjusted aircraft fuel expense	$35,888	$27,572	30.2

Derivation of operating cost per ASM treating cash (gain) loss on fuel derivatives as part of total operating expense per ASM:

	Three months ended September 30,		Percent
(in cents)	2007	2006	change
Total operating expense per ASM	8.41	8.33	1.0
Cash (gain) loss on fuel derivatives per ASM	(0.08)	0.11	N/M

Operating cost per ASM treating cash gain or loss on fuel derivatives as part of operating expenses	8.33	8.44	(1.3)

Split of (gain) loss on fuel derivatives into cash-settled portion and mark-to-market non-cash portion:

	Three months ended September 30,		Percent
(in thousands)	2007	2006	change
Mark-to-market non-cash loss on fuel derivatives	$392	$2,712	(85.5)
Cash (gain) loss on fuel derivatives	(740)	793	N/M

(Gain) loss on fuel derivatives, net	($348)	$3,505	N/M

Allegiant Travel Company
Consolidated Statements of Income
Nine Months Ended September 30, 2007 and 2006
(in thousands, except per share amounts)
(Unaudited)

	Nine months ended September 30,		Percent
	2007	2006	change
OPERATING REVENUE:
Scheduled service revenue	$186,127	$131,729	41.3
Fixed fee contract revenue	28,240	27,246	3.6
Ancillary revenue	44,545	21,239	109.7
Other revenue	705	—	N/M

Total operating revenue	259,617	180,214	44.1

OPERATING EXPENSES:
Aircraft fuel	103,265	77,661	33.0
Salary and benefits	36,063	24,901	44.8
Station operations	25,019	18,674	34.0
Maintenance and repairs	18,152	14,234	27.5
Sales and marketing	9,375	6,955	34.8
Aircraft lease rentals	2,125	4,277	(50.3)
Depreciation and amortization	11,613	7,599	52.8
Other	16,003	10,730	49.1

Total operating expenses	221,615	165,031	34.3

OPERATING INCOME	38,002	15,183	150.3

As a percent of total operating revenue	14.6%	8.4%
OTHER (INCOME) EXPENSE:
(Gain) loss on fuel derivatives, net	(2,252)	2,927	N/M
Earnings from joint venture, net	(297)	—	N/M
Other expense	63	—	N/M
Interest income	(6,835)	(2,043)	234.6
Interest expense	4,137	3,970	4.2

Total other (income) expense	(5,184)	4,854	N/M

INCOME BEFORE INCOME TAXES	43,186	10,329	318.1

As a percent of total operating revenue	16.6%	5.7%
PROVISION FOR INCOME TAXES:	16,448	43	N/M

NET INCOME	$26,738	$10,286	159.9

As a percent of total operating revenue	10.3%	5.7%
Earnings per share:
Basic	$1.33	$1.60	(16.9)
Diluted	$1.30	$0.62	109.7
Weighted average shares outstanding:
Basic	20,106	6,433	212.5
Diluted	20,491	16,703	22.7
Unaudited pro forma data (reflecting change in tax status)(1):
Income before income taxes	$43,186	$10,329	318.1
Pro-forma provision for income taxes	16,448	3,834	329.0

Pro-forma net income	$26,738	$6,495	311.7

Unaudited net income per share data (reflecting change in tax status):
Basic pro-forma net income per share	$1.33	$1.01	31.7
Diluted pro-forma net income per share	$1.30	$0.39	233.3

(1) Prior to its December 2006 initial public offering, the Company was organized as a limited liability company (LLC) and as such was generally not subject to income taxes, except in certain state and local jurisdictions. The pro-forma tax provision reflects income taxes as if the Company were organized as a corporation effective January 1, 2006.

Allegiant Travel Company
Operating Statistics
Nine Months Ended September 30, 2007 and 2006
(Unaudited)

	Nine months ended September 30,		Percent
	2007	2006	change*
OPERATING STATISTICS
Total system statistics
Passengers	2,369,672	1,599,851	48.1
Revenue passenger miles (RPMs) (thousands)	2,291,995	1,690,603	35.6
Available seat miles (ASMs) (thousands)	2,773,203	2,136,309	29.8
Load factor	82.6%	79.1%	3.5
Operating revenue per ASM (cents)	9.36	8.44	10.9
Operating expense per ASM or CASM (cents)	7.99	7.73	3.4
CASM, excl fuel (cents)	4.27	4.09	4.4
Departures	20,596	14,632	40.8
Block hours	48,886	37,454	30.5
Average stage length (miles)	909	986	(7.8)
Avg # of operating aircraft during period	27.0	20.4	32.4
Total aircraft in service end of period	29	21	38.1
Full-time equivalent employees at period end	1,035	787	31.5
Fuel gallons consumed (thousands)	47,523	35,658	33.3
Average fuel cost per gallon	$2.17	$2.18	(0.5)
Scheduled service statistics
Passengers	2,176,726	1,408,738	54.5
Revenue passenger miles (RPMs) (thousands)	2,053,537	1,483,902	38.4
Available seat miles (ASMs) (thousands)	2,427,024	1,821,817	33.2
Load factor	84.6%	81.5%	3.1
Departures	17,795	11,967	48.7
Block hours	42,772	31,776	34.6
Yield (cents)	9.06	8.88	2.0
Scheduled service revenue per ASM (cents)	7.66	7.23	5.9
Ancillary revenue per ASM (cents)	1.84	1.17	57.3

Total revenue per ASM (cents)	9.50	8.40	13.1
Average fare — scheduled service	$85.51	$93.50	(8.5)
Average fare — ancillary	20.46	15.08	35.7

Average fare — total	$105.97	$108.58	(2.4)
Average stage length (miles)	923	1,030	(10.4)
Percent of sales through website during period	86.7%	84.8%	1.9

• except load factor and percent of sales through website, which is percentage point change

Allegiant Travel Company
Non-GAAP Presentations
Nine Months Ended September 30, 2007 and 2006
(in thousands, except per share and per ASM amounts)
(Unaudited)

Unlike many airlines, we do not qualify for fuel hedge accounting treatment under FAS 133. To facilitate investor comparisons with airlines that do qualify for fuel hedge accounting, we provide adjusted non-GAAP measures of net income and operating expense as if we did qualify for fuel hedge accounting, by excluding the mark-to-market non-cash gains or losses on fuel derivatives from net income and by treating cash gains or losses realized on fuel derivatives as part of aircraft fuel expense. We believe use of these non-GAAP measures assists investors in understanding the underlying economic performance of the Company.

The SEC has adopted rules (Regulation G) regulating the use of non-GAAP financial measures. Because of our use of non-GAAP financial measures, Adjusted net income or loss and Adjusted aircraft fuel expense, to supplement our consolidated financial statements presented on a GAAP basis, Regulation G requires us to include in this press release a presentation of the most directly comparable GAAP measures, which are Net income or loss (which includes mark-to-market non-cash loss on fuel derivatives), and Aircraft fuel expense (which is not impacted by the cash gain or loss on fuel derivatives), and a reconciliation of the non-GAAP measures to the most comparable GAAP measures.  Our utilization of non-GAAP measurements is not meant to be considered in isolation or as a substitute for net income, aircraft fuel expense and other measures of financial performance prepared in accordance with GAAP. Adjusted net income or loss and adjusted aircraft fuel expense are not GAAP measurements and our use of them may not be comparable to similarly titled measures employed by other companies in the airline industry. The reconciliations to GAAP measures follow:

Derivation of adjusted net income (excluding non-cash mark-to-market gain or loss on fuel derivatives) from net income:

	Nine months ended September 30,		Percent
(in thousands, except per share amounts)	2007	2006	change
Net income	$26,738	$10,286	159.9
Mark-to-market non-cash (gain) loss on fuel derivatives	(2,045)	2,601	N/M
Tax impact of mark-to-market non-cash gain (loss) on fuel derivatives	779	—	N/M

Net of mark-to-market non-cash (gain) loss on fuel derivatives:
Adjusted net income	$25,472	$12,887	97.7

Adjusted earnings per share:
Basic	$1.27	$2.00	(36.5)
Diluted	$1.24	$0.77	61.0

Derivation of adjusted aircraft fuel operating expense:

	Nine months ended September 30,		Percent
	2007	2006	change
Aircraft fuel expense	$103,265	$77,661	33.0
Cash (gain) loss on fuel derivatives	(207)	326	N/M

Adjusted aircraft fuel expense	$103,058	$77,987	32.1

Derivation of operating cost per ASM treating cash (gain) loss on fuel derivatives as part of total operating expense per ASM:

	Nine months ended September 30,		Percent
(in cents)	2007	2006	change
Total operating expense per ASM	7.99	7.73	3.4
Cash (gain) loss on fuel derivatives per ASM	(0.01)	0.02	N/M

Operating cost per ASM treating cash gain or loss on fuel derivatives as part of operating expenses	7.98	7.75	3.0

Split of (gain) loss on fuel derivatives into cash-settled portion and mark-to-market non-cash portion:

	Nine months ended September 30,		Percent
(in thousands)	2007	2006	change
Mark-to-market non-cash (gain) loss on fuel derivatives	($2,045)	$2,601	N/M
Cash (gain) loss on fuel derivatives	(207)	326	N/M

(Gain) loss on fuel derivatives, net	($2,252)	$2,927	N/M